Exhibit 10.1

LOAN AGREEMENT

This agreement is made and entered into this 16th day of June 2003 by and between Broin and Associates, Inc (hereinafter referred to as “Lender”) and Great Plains Ethanol, LLC (hereinafter referred to as “Borrower”).

Lender agrees to loan, under the terms stated herein, One Million US dollars ($1,000,000) to Borrower.

For value received, Borrower agrees to pay to Lender, the principal sum listed above on or before December 15, 2003.  Borrower further agrees to pay interest on the outstanding principal balance from the date that the loan proceeds are disbursed until such time that the entire principal balance is repaid, at an annual rate of eight percent (8%) calculated on the unpaid principal balance on an annual (365 day) basis.  Any Borrower payment will first be applied to accrued interest, with any remaining amount applied to the unpaid principal balance.

Borrower agrees that it will not, without written consent from Lender, make any distributions to its members until the entire principal balance and interest accrued on this loan is repaid.

Lender and Borrower both agree that there are no other terms or oral promises not contained in this written agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

LENDER: BROIN AND ASSOCIATES, INC.

By:	/s/ Jeff Broin

Title: CEO

BORROWER: GREAT PLAINS ETHANOL, LLC

By:	/s/ Darrin Ihnen

Title: President